ROWAN COMPANIES PLC

RETIREMENT POLICY

This retirement policy (this “Policy”), effective as of March 6, 2013 (the “Effective Date”), is established to provide for the treatment of Awards (as defined below) upon retirement. This Policy may be modified, supplemented or terminated at any time and from time to time in the sole discretion of Rowan Companies plc (the “Company”). This Policy shall only apply to Awards granted on or after the Effective Date, subject to all terms and conditions of this Policy. Awards granted prior to the Effective Date shall not be subject to the Policy; however, the Committee shall retain the discretion to provide for the accelerated payment and/or vesting of any such Awards.

Definitions

1. All capitalized terms used but not otherwise defined in this Policy shall have the meanings ascribed to such terms in the 2009 Rowan Companies, Inc. Incentive Plan (as amended and restated and as assumed and adopted by Rowan Companies plc) and the 2013 Rowan Companies plc Incentive Plan (as amended from time to time) (collectively, the “Plans”), as applicable to each Award.

2. As used in this Policy, the following terms shall have the meanings set forth below:

“Award” shall mean each Share Appreciation Right (SAR), Option, Restricted Share Unit (RSU) and Performance Award (which shall include each Performance Unit) granted to Participants under the Company’s Plans on or after the Effective Date or any other type of Award that may be described under the Plans other than any Restricted Shares or any other award that may be subject to United States taxes upon grant or prior to the date on which such award is paid or settled.

“Normal Retirement Date” shall mean the date on which a Participant attains age sixty (60) and has completed five (5) consecutive years of employment with the Company or its Affiliates.

“Participant” shall mean any individual who (i) is an Employee of the Company or one of its Affiliates, (ii) has been granted an Award under one of the Plans on or after the Effective Date, and (iii) is selected by the Committee to participate in this Policy.

Treatment of Awards Upon Retirement

1. Treatment of Awards. Subject to Section 2 below, upon a Participant’s retirement from the Company and its Affiliates (the date of such retirement, the “Actual Retirement Date”) on or after the attainment of his or her Normal Retirement Date, each outstanding Award that has been granted to the Participant at least six (6) months prior to the Participant’s Actual Retirement Date shall vest in full (to the extent then-unvested) (the “Retirement Vesting Acceleration”). In addition, the following terms and conditions will apply to a Participant’s Awards that are subject to the Retirement Vesting Acceleration:

(a) RSUs. Any RSUs that vest pursuant to the Retirement Vesting Acceleration will be settled in shares of stock on or as soon as practicable following the Actual Retirement Date, subject to compliance with Section 409A of the Code, the Company’s insider trading policies and any applicable securities laws.

(b) SARs. A participant will have until the earlier of (i) the original expiration date of the SARs or (ii) the five (5)-year anniversary of the Actual Retirement Date to exercise any SARs that vest pursuant to the Retirement Vesting Acceleration.

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(c) Performance Awards. The Retirement Vesting Acceleration will not accelerate the timing of settlement or payment of any Performance Awards, and any such Performance Awards will continue to be subject to the settlement and/or payment schedule set forth in the applicable Award agreement. The amount of any Performance Award shall, to the extent earned, be payable on the normal payment date(s) specified in the applicable Award agreement. For clarity, a Performance Award that vests on a specified vesting date pursuant to the applicable Award agreement will be eligible for the Retirement Vesting Acceleration described above upon a Participant’s Actual Retirement Date; however, the Performance Award will not be paid to the Participant until (i) the original Performance Award would have vested and been paid to the Participant (pursuant to the terms of the applicable Award agreement and assuming that no Retirement Vesting Acceleration occurred) and (ii) the Committee determines the amount of the Performance Award earned (if any) following the original vesting date.

2. Notice Requirement. Notwithstanding anything herein to the contrary, a Participant must provide the Company with at least thirty (30) days’ written notice prior to his or her Actual Retirement Date from the Company and its Affiliates in order to receive the Retirement Vesting Acceleration described in Section 1 above, which such notice requirement may be waived in the discretion of the Committee.

3. Limitations; Conditions. The Retirement Vesting Acceleration may be subject to any limitations, restrictions, modifications and/or conditions (if any) as the Committee may determine (including, without limitation, compliance with non-competition, non-solicitation and other post-termination covenants as determined by the Committee.

4. Committee Discretion. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Retirement Vesting Acceleration shall not apply to any or all Awards held by a Participant. Any such determination shall be made at the time on which any individual Award is granted and shall be set forth in the applicable Award agreement between the Company and the Participant. In addition, the Committee shall have the authority and discretion to terminate, amend or modify this Policy, waive any terms or conditions with respect to any Award, or accelerate all or any portion of any Award, in each case, at any time and in its sole discretion.

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